Exhibit 5.1

                       [Letterhead of The Otto Law Group]

                                 August 16, 2005

Dtomi, Inc.
601 Union Street, Suite 4500
Seattle, Washington 98101

      Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

Ladies and Gentlemen:

      In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate 39,225,000 shares of common stock (the "Shares") to be issued pursuant to that certain Engagement Agreement dated October 21, 2001 by and between the Registrant and The Otto Law Group, PLLC, as amended (the "OLG Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the OLG Agreement and in accordance the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Dtomi.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

                                              Very truly yours,

                                              THE OTTO LAW GROUP, PLLC

                                              /s/ The Otto Law Group, PLLC